Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Completes Acquisition of Pacritinib a Highly Selective JAK2 Inhibitor

Phase 3 Study in Patients with Myelofibrosis and Low Platelet Counts Targeted to Start in Q4-2012

June 4, 2012, Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC), announced today that it has completed its acquisition gaining world-wide rights to S*BIO Pte Ltd.’s (“S*BIO”) pacritinib. Pacritinib is a highly selective oral JAK2 (Janus Associated Kinase 2) inhibitor that demonstrated encouraging clinical activity in phase 1 and 2 clinical studies of patients with primary myelofibrosis (“MF”) and MF secondary to other myeloproliferative neoplasms (“MPN”). Pacritinib has orphan drug designation in the United States and Europe for myelofibrosis.

“We believe pacritinib addresses an unmet medical need even in the post-ruxolitinib approval era for the treatment of patients with MF who have low platelet counts based on the lack of treatment emergent thrombocytopenia with pacritinib observed in phase 2 clinical trials,” said James A. Bianco, M.D., Chief Executive Officer at CTI. “With the encouraging interest we have received from both the medical and investment community, we are re-prioritizing our development programs to accelerate initiation of pacritinib phase 3 clinical studies.”

“We are pleased to see continuing development of drugs for the MPN patient community. The acquisition of pacritinib by CTI is proof that a robust pursuit of new treatments is ongoing for MF and related MPN’s,” said Robert Rosen, Chairman of the MPN Research Foundation.

“S*BIO continues to believe in the potential of this novel drug candidate and looks forward to the future progress of pacritinib development,” commented Ms. Tamar Howson, S*BIO’s CEO. S*BIO is a privately held biotechnology company focused on the research and clinical development of novel targeted small molecule drugs for the treatment of cancer.

Under the terms of the asset purchase agreement between CTI and S*BIO, CTI made an upfront payment of $2 million in cash at signing. At closing, CTI made a final payment of $13 million in cash, along with 15,000 unregistered shares of preferred stock convertible into common stock of CTI. The asset purchase agreement also includes regulatory success- and sales-based milestone payments, as well as single digit royalties on net sales. CTI will be solely responsible for development and commercialization activities of pacritinib worldwide.

www.CellTherapeutics.com

About Pacritinib

Pacritinib is an oral, once a day, tyrosine kinase inhibitor (TKI) with dual activity against JAK2 and FMS-like tyrosine kinase 3 (“FLT3”). Mutations in these kinases have been shown to be directly related to the development of a variety of blood related cancers including MPN, leukemia and lymphoma. Pacritinib has demonstrated encouraging results in phase 1 and 2 studies for patients with myelofibrosis and a phase 3 study is planned for this disease.

FLT3 is a commonly mutated gene found in acute myeloid leukemia (AML) patients and its activating mutations have been proven to be a negative prognostic marker for clinical outcome suggesting a possible future role for treatment of AML.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pacritinib include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pacritinib in particular including, without limitation, the potential failure of pacritinib to prove safe and effective for treatment of patients with primary MF or MF secondary to other MPNs as determined by U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency (the “EMA”), that pacritinib may not satisfy a medical need not currently addressed with existing non-selective JAK1/JAK2 inhibitors, that the phase III study of pacritinib may not occur as planned, that the projected benefits of the acquisition of pacritinib may not materialize as expected, that CTI may not be able to successfully implement its plans, strategies and objectives related to the acquisition and development of pacritinib, that the phase 3 study of pacritinib in patients with MF and low platelet counts may not startin the fourth quarter of 2012, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling pacrinitib, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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